Pacific Select Fund NSAR 06-30-08
Exhibit 77H


Changes in Control of Registrant for Long/Short Large-Cap:

On May 1, 2008, there was a change in control with respect to one series of the Registrant from a decrease in Pacific Life Insurance Company's percentage ownership. This decrease in ownership was a result of a reduction of shares held in the Long/Short Large-Cap Portfolio. Control is determined by 25% ownership in any fund.


Portfolio			        Date	        Percentage Ownership

Long/Short Large-Cap Portfolio          5/1/2008	        >25%
					5/2/2008 and after      =0%
(commenced operations on 5/1/2008)